Exhibit 10.1(ag)

ADTRAN HOLDINGS, INC.

2023 integration award AGREEMENT

This 2023 Integration Award Agreement (this “Agreement”) sets forth the specified terms of a grant of a special integration award (the “Integration Award”) in connection with the business combination (the “Business Combination”) between ADTRAN Holdings, Inc. (the “Company”) and ADVA Optical Networking SE. Specifically, the applicable grantee (the “Participant”) named in the Morgan Stanley StockPlan Connect (the “Portal”) is eligible to earn an Integration Award with a maximum total value set forth in the Portal, which is comprised of (i) the opportunity to earn up to 66% of the Participant’s base salary in Performance Stock Units (“PSUs”), with such PSUs being issued pursuant to the ADTRAN Holdings, Inc. 2020 Employee Stock Incentive Plan (the “Plan”), and (ii) the opportunity to earn up to 66% of the Participant’s base salary in cash (the “Cash Award”). All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

Performance Period: The period beginning on the date of grant set forth in the Portal (the “Date of Grant”) and ending on December 31, 2024 (the “Performance Period”).

Calculation of Earned Integration Award: The Participant is eligible to earn the Integration Award based on the Company’s achievement of cost savings targets related to the Business Combination (the “Performance Goal”) during the Performance Period. See Exhibit A attached hereto.

Payment and Issuance of Earned Integration Award: Except in connection with a Separation from Service prior to the end of the Performance Period, in which case the timing of payment and issuance of any earned Integration Award shall be governed by the Plan, the Company will pay the Cash Award, if any, and issue one share of the Company’s Common Stock for every earned PSU, if any, to the Participant as soon as administratively practicable following the date that the Compensation Committee certifies the level of achievement of the Performance Goal in accordance with Exhibit A (and in any event within two and one-half (2 ½) months following the end of the Performance Period); provided, however, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the 1933 Act and causing such registration statement to become effective) with respect to such shares of Common Stock before the delivery thereof, then the date of delivery of the shares shall be extended for the period necessary to take such action, to the maximum extent permitted by Section 409A of the Code.

Dividend Credits: The Participant shall receive dividend credits upon the Company’s payment of cash dividends for its Common Stock during the Performance Period as follows:

(1) The Participant shall receive dividend credits on the target number of PSUs awarded on the Date of Grant (the “Original PSUs”), with the amount of such dividend credits credited to the Participant in the form of additional unearned PSUs, as calculated pursuant to the Plan.

(2) The Participant’s additional PSUs attributable to any dividend credits will be deemed earned in accordance with the schedule as the Original PSUs (as described above).

(3) The delivery of additional PSUs attributable to dividend credits shall be made in a cash payment on the same date as the issuance of the Common Stock for the earned PSUs.

Separation from Service: In the event the Participant incurs a Separation from Service for any reason prior to the end of the Performance Period, the treatment of the Integration Award shall be governed by the terms of the Plan.

Designation of Beneficiary: The Participant hereby designates the following individual as the beneficiary of this Agreement:

Participant Name:

Beneficiary Name:

Address:

Relationship:

□ Check this box to apply the above beneficiary designation to all prior grants.

To complete this beneficiary designation, this Agreement should be printed out, the information above should be completed, and the Agreement should be forwarded to ________. The Participant may modify this beneficiary designation by submitting the change in writing to the Company. Beneficiary designations are not effective until received by the Company. If no beneficiary is designated, then except as may be provided in the Plan, any benefits due hereunder following the death of the Participant will be paid to the Participant’s estate.

The PSUs granted above are subject to all restrictions, terms and conditions set forth in the Plan. In the event of any inconsistency between this Agreement and the Plan, the provisions of the Plan shall govern. The Participant has received a copy of the Plan’s prospectus, including a copy of the Plan. The Participant agrees to the terms of this Agreement, which may be amended only upon a written agreement signed by the parties hereto.

If there are any questions regarding this Agreement or the Integration Award, please refer to the Plan or contact Joia Thompson at _______.

ADTRAN Holdings, Inc.

EXHIBIT A

Calculation of Earned Integration Award

The calculation of the earned Integration Award, if any, will be determined based on the Company’s achievement of cost savings targets related to the Business Combination (“Company Synergy Achievement”) during the Performance Period. Company Synergy Achievement is calculated, using the Company’s audited financial results, as the Company’s non-GAAP expenses, adjusted for restructuring expenses; acquisition-related expenses, amortizations, and adjustments; stock-based compensation expense; amortization of actuarial pension losses and the impact of equity market changes on deferred compensation expenses; non-operating income; and any other non-GAAP exclusions adopted by the Company. Company Synergy Achievement will be compared to the Company’s projected cost savings due to the Business Combination over the Performance Period (the “Synergy Budget Target”). If necessary, the Synergy Budget Target will be updated by the Company’s Finance department during the Performance Period in the case of organizational changes, M&A activity, and other modifications to the organization and business. The final performance of the Company Synergy Achievement compared to the Synergy Budget Target will be audited and approved by the Company’s Internal Audit department.

Calculation of Earned PSUs

The Participant is eligible to earn a percentage of Base Salary (as defined below) in PSUs based on the chart below:

Company Synergy Achievement	Earned PSUs as % of Base Salary
[___]	0%
[___]	33%
[___]	66%

“Base Salary” is determined as of the Date of Grant but may be adjusted for certain individuals with changing responsibilities due to the Business Combination.

Note that $[__] is considered the “threshold” level of Company Synergy Achievement, and such level must be achieved for any PSUs to be issued, and $[___] is considered the “target” level of Company Synergy Achievement. The number of PSUs issued will be based on the Fair Market Value of the Common Stock, as defined in Section 2.18(a) of the Plan, on the date that the Compensation Committee certifies the level of Company Synergy Achievement.

Calculation of Earned Cash Award

If the threshold level of Company Synergy Achievement is reached, the Participant is also eligible to earn between 0% and 66% of base salary (as of the Date of Grant) based on the percentage of individual objectives related to cost savings achieved by the Participant, as determined by the Compensation Committee. For the sale of clarity, if the target level of Company Synergy Achievement is achieved and all the individual objectives are achieved, the Participant will earn the maximum Integration Award equal to 132% of the Participant’s Base Salary.

Example Calculations

Company Synergy Achievement	Earned PSUs as % of Base Salary	Individual Objectives Achievement	Earned Cash Award as % of Base Salary
$[___]M	0%	100%	0%
$[___]M	33%	50%	33%
$[___]M	33%	100%	66%

$[___]M	66%	100%	66%